                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-51548

PROSPECTUS SUPPLEMENT NO. 3

                                 $4,657,500,000

                            Tyco International Ltd.

                     Liquid Yield Option(TM) Notes Due 2020
                             (Zero Coupon--Senior)
                                      and
                          Common Shares Issuable Upon
                    Conversion And/Or Purchase Of The LYONs

   This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000 and January 5, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                             Aggregate
                          Principal Amount                 Number of   Percentage of
                           at Maturity of  Percentage of Common Shares     Common
                           LYONs That May      LYONs      That May be      Shares
Name                          be Sold       Outstanding     Sold(1)    Outstanding(2)
----                      ---------------- ------------- ------------- --------------
AAM/ZAZOVE Institutional
 Income Fund, LP
 (g.s.).................    $ 1,200,000           *          12,361           *
AIG/National Union Fire
 Insurance..............      1,200,000           *          12,361           *
Aloha Airlines Non-
 Pilots Pension Trust...        315,000           *           3,244           *
Aloha Pilots Retirement
 Trust..................        180,000           *           1,854           *
American Fidelity
 Assurance Company......        275,000           *           2,832           *
Aristria International,
 Ltd. ..................      6,300,000           *          64,898           *
Aristria Trading,
 L.P. ..................      3,700,000           *          38,115           *
Associated Electric &
 Gas Insurance Services
 Limited................      7,500,000           *          77,260           *
Aventis Pension Master
 Trust..................        395,000           *           4,069           *
AXE Variable Portfolio--
 Managed Fund, a series
 of AXP Variable
 Portfolio Managed
 Series, Inc............      2,430,000           *          25,032           *
AXP Bond Fund, Inc. ....      5,570,000           *          57,378           *
AXP Variable Portfolio--
 Bond Fund, a Series of
 AXP Variable Portfolio
 Income Series, Inc.....      2,450,000           *          25,238           *
Bay County Pers.........        400,000           *           4,120           *
Bank Austria Cayman
 Island.................     13,600,000           *         140,099           *

                             Aggregate
                          Principal Amount                 Number of   Percentage of
                           at Maturity of  Percentage of Common Shares     Common
                           LYONs That May      LYONs      That May be      Shares
Name                          be Sold       Outstanding     Sold(1)    Outstanding(2)
----                      ---------------- ------------- ------------- --------------
Bankers Trust Company
 Trustee for
 DaimlerChrysler Corp
 Emp #1 Pension Plan
 dtd. 4/1/89............    $ 19,615,000          *          202,061          *
Blue Cross Blue Shield
 of Florida.............       4,750,000          *           48,931          *
Boilermaker--Blacksmith
 Pension Trust..........       2,425,000          *           24,980          *
BS Debt Income Fund--
 Class A................          20,000          *              206          *
C&H Sugar Company,
 Inc....................         500,000          *            5,150          *
CALAMOS(R) Convertible
 Fund--CALAMOS(R)
 Investment Trust.......       3,710,000          *           38,218          *
CALAMOS(R) Convertible
 Growth and Income
 Fund--CALAMOS(R)
 Investment Trust.......       1,230,000          *           12,670          *
CALAMOS(R) Convertible
 Portfolio--CALAMOS(R)
 Advisors Trust.........         160,000          *            1,648          *
CALAMOS(R) Global
 Convertible Fund--
 CALAMOS(R) Investment
 Trust..................         260,000          *            2,678          *
California Public
 Employees' Retirement
 System Nominee Name:
 Surfboard & Co. .......      20,000,000          *          206,028          *
CapitalCare, Inc. ......          65,000          *              669          *
CareFirst of Maryland,
 Inc. ..................         300,000          *            3,090          *
CIBC World Markets
 International Arbitrage
 Corp. .................      60,000,000        1.3%         618,084          *
City of Albany Pension
 Fund...................         220,000          *            2,266          *
City of Birmingham
 Retirement & Relief
 System.................       1,750,000          *           18,027          *
City of Knoxville
 Pension System.........         520,000          *            5,356          *
Clinton Riverside
 Convertible Portfolio
 Limited................       8,800,000          *           90,652          *
Credit Suisse First
 Boston Corporation.....      99,000,000        2.1        1,019,838          *
Delta Airlines Master
 Trust..................       4,470,000          *           46,047          *
Deutsche Bank Securities
 Inc ...................     336,662,000        7.2        3,468,089          *
Federated Equity Funds,
 on behalf of its
 Federated Capital
 Appreciation Fund......       9,338,640          *           96,201          *
Federated Equity Income
 Fund, Inc. ............      46,304,090          *          476,996          *
Federated Insurance
 Series, on behalf of
 its Federated Equity
 Income Fund II.........       1,634,262          *           16,835          *
Finance Factors
 Limited................         420,000          *            4,326          *
Franklin and Marshall
 College................       1,300,000          *           13,391          *
FreeState Health Plan,
 Inc. ..................          85,000          *              875          *
Genesee County
 Employees' Retirement
 System.................         700,000          *            7,210          *
Greek Catholic Union....          30,000          *              309          *
Greek Catholic Union
 II.....................          30,000          *              309          *
Group Hospitalization
 and Medical Services,
 Inc. ..................         325,000          *            3,347          *
H.K. Porter Company,
 Inc. ..................          60,000          *              618          *
Hawaiian Airlines
 Employees Pension
 Plan--IAM..............         150,000          *            1,545          *
Hawaiian Airlines
 Pension Plan for
 Salaried Employees.....          30,000          *              309          *
Hawaiian Airlines Pilots
 Retirement Plan........         285,000          *            2,935          *
HealthNow New York,
 Inc. ..................         225,000          *            2,317          *
IL Annuity & Insurance
 Company................      13,575,000          *          139,841          *
Income Portfolio, a
 series of IDS Life
 Series Fund, Inc. .....         170,000          *            1,751          *

                             Aggregate
                          Principal Amount                 Number of   Percentage of
                           at Maturity of  Percentage of Common Shares     Common
                           LYONs That May      LYONs      That May be      Shares
Name                          be Sold       Outstanding     Sold(1)    Outstanding(2)
----                      ---------------- ------------- ------------- --------------
Island Holding..........    $    70,000           *             721           *
Island Insurance
 Convertible Account....        380,000           *           3,914           *
Jackson County
 Employees' Retirement
 System.................        375,000           *           3,863           *
Kerr McGee Corporation..      1,575,000           *          16,224           *
Kettering Medical Center
 Funded Depreciation
 Account................        150,000           *           1,545           *
Knoxville Utilities
 Board Retirement
 System.................        350,000           *           3,605           *
LLT Limited.............      2,700,000           *          27,813           *
Louisiana Workers'
 Compensation
 Corporation............        325,000           *           3,347           *
Macomb County Employees'
 Retirement System......        375,000           *           3,863           *
Morgan Stanley & Co. ...     15,000,000           *         154,521           *
Nalco Chemical Company..        430,000           *           4,429           *
Nashville Electric
 Service................        225,000           *           2,317           *
Nationwide Family of
 Funds, on behalf of its
 Nationwide Equity
 Income Fund............        856,042           *           8,818           *
Nomura Securities
 International, Inc. ...      2,000,000           *          20,602           *
NORCAL Mutual Insurance
 Company................        275,000           *           2,832           *
Ohio National Fund,
 Inc., on behalf of its
 Equity Income
 Portfolio..............        140,080           *           1,443           *
Penn Treaty Network
 America Insurance
 Company................      1,590,000           *          16,379           *
Physicians' Reciprocal
 Insurers Account #7....      1,250,000           *          12,876           *
Port Authority of
 Allegheny County
 Retirement and
 Disability Allowance
 Plan for the Employees
 Represented by Local 85
 of the Amalgamated
 Transit Union..........      2,565,000           *          26,423           *
Principal Investors
 Fund, Inc., on behalf
 of its Partners Large
 Cap Blend Fund.........         54,475           *             561           *
Principal Investors
 Fund, Inc., on behalf
 of its Principal
 Partners Large Cap
 Blend Fund.............         54,475           *             561           *
Prudential Securities
 Inc. ..................      2,000,000           *          20,602           *
Queen's Health Plan.....        110,000           *           1,133           *
Ramius Capital Group
 Holdings...............      3,400,000           *          35,024           *
San Diego County
 Employees Retirement
 Association............      2,600,000           *          26,783           *
Southern Farm Bureau
 Life Insurance.........      2,500,000           *          25,753           *
SPT.....................      1,950,000           *          20,087           *
Starvest Combined
 Portfolio..............      1,500,000           *          15,452           *
Starvest Managed
 Portfolio..............        245,000           *           2,523           *
State of Mississippi
 Health Care Trust
 Fund...................      1,850,000           *          19,057           *
State of Oregon/SAIF
 Corporation............     12,750,000           *         131,342           *
State Street Bank
 Custodian for GE
 Pension Trust..........      9,710,000           *         100,026           *
The Dow Chemical Company
 Employees'
 Retirement Plan........      4,860,000           *          50,064           *
The Fondren Foundation..        150,000           *           1,545           *
Total Return Portfolio,
 a series of Growth and
 Income Trust...........      2,880,000           *          29,668           *
UBKAM Arbitrage Fund
 Ltd. ..................      3,000,000           *          30,904           *
UBKAM Global High Yield
 Fund Ltd ..............      3,000,000           *          30,904           *

                            Aggregate
                         Principal Amount                 Number of   Percentage of
                          at Maturity of  Percentage of Common Shares     Common
                          LYONs That May      LYONs      That May be      Shares
Name                         be Sold       Outstanding     Sold(1)    Outstanding(2)
----                     ---------------- ------------- ------------- --------------
Unifi, Inc. Profit
 Sharing Plan and
 Trust..................   $   235,000           *           2,420           *
United Food and
 Commercial Workers
 Local 1262 and
 Employers Pension
 Fund...................     1,170,000           *          12,052           *
Van Waters & Rogers,
 Inc. Retirement Plan...       680,000           *           7,004           *
White River Securities
 L.L.C. ................    11,500,000           *         118,466           *

   Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                            Aggregate
                         Principal Amount                 Number of
                          at Maturity of  Percentage of Common Shares Percentage of
                          LYONs That May      LYONS      That May be  Common Shares
Name                         be Sold       Outstanding     Sold(1)    Outstanding(2)
----                     ---------------- ------------- ------------- --------------
Bear, Stearns & Co.,
 Inc. ..................  $   16,500,000         *          169,973          *
Goldman Sachs and
 Company................      72,150,000       1.5%         743,246          *
Merrill, Lynch, Pierce,
 Fenner and Smith,
 Inc.(3)................      95,841,000       2.0          987,296          *
All other holders of
 LYONs or future
 transferees, pledgees,
 donees, assignees or
 successors of any such
 holders(4)(5)..........  $1,270,331,936      27.3%      13,086,197          *

--------
 * Less than one percent (1%).
(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,748,649,762 common shares outstanding as of December 6, 2000. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(3) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Tyco International Ltd. and its affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and Merrill Lynch acted as the initial purchaser in the private placement in which the LYONs were originally issued. Merrill Lynch has received customary fees and commissions for these transactions.
(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(5) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

   Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is January 12, 2001.

(TM)Trademark of Merrill Lynch & Co., Inc.

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